November 22, 2016

Ms. Tracey Joubert
211 E. Ohio St. #2309
Chicago, IL 60611

Dear Tracey:

It is with great pleasure that I offer you the position of Global Chief Financial Officer, Molson Coors Brewing Company (“Molson Coors”), to be based in Denver, Colorado and reporting to me effective November 17, 2016. As we have discussed, I understand and support that you’ll need to spend significant time in Milwaukee as well, especially as your children complete their schooling there.

Base Compensation: Your monthly base compensation will be $54,166.66, which represents an annualized amount of $650,000. The next normal-course salary review and adjustment will be on the basis of your 2017 performance evaluation, effective as per the normal timeline in or around April 2018.

Annual Molson Coors Incentive Plan: You are eligible to participate in the annual Molson Coors Incentive Plan (MCIP) subject to the plan rules. MCIP rewards employees for the achievement of corporate and individual goals on a fiscal year basis (i.e. January 1 to December 31). The MCIP target for your position is currently 75% of your annual base compensation. You will remain on the MillerCoors STI for the balance of 2016, pro-rated for your new salary and MCIP target, and then will move to the Enterprise MCIP beginning in January of 2017 (weighted 75% company results and 25% individual results). The cash payment can range from 0% to 200% of target based on performance. The MCIP is reviewed on an annual basis and the details of the plan are subject to change to align with and support ongoing business needs. Key highlights and specific terms of this program can be found in the program brochure.

Long-Term Incentive: You are eligible to participate in the Molson Coors Long-Term Incentive (LTI) Plan according to your grade level in Molson Coors. The current annual LTI target for your role is $1,000,000, and is payable in a mix of Performance Share Units (PSUs), Restricted Stock Units (RSUs) and options. This amount and mix is subject to change on an annual basis by the Compensation and HR Committee (CHRC) of our Board of Directors, and is typically granted in March of each year. Awards granted at MillerCoors will continue according to their terms.

Benefits: You will be eligible to participate in the Molson Coors benefit plan, details of which will be shared with you shortly. The benefit plan includes comprehensive coverage including medical, dental, short and long term disability protection, life insurance and accident insurance effective on your date of hire. You will also be eligible to participate in the 401(k) plan immediately upon your date of hire. Vesting service

Molson Coors Brewing Company
1801 California Street • 46th Floor • Denver, Colorado • 80202 • USA
Tel. (303) 927-2337
MOLSON is a registered trademark of Molson Canada 2005, used under license. COORS is a registered trademark of Coors Brewing Company, used under license.

from MillerCoors will generally continue to apply to any Molson Coors benefits, according to plan terms.

Vacation: You will be eligible to receive 200 hours of paid vacation per calendar year.

Transportation Benefit: Molson Coors offers a free RTD EcoPass for your public transportation needs and pre-tax parking funds to help off-set some of the parking costs you may incur. Your position entitles you to $100 of pre-tax parking funds per month. You will receive enrollment instructions in your new hire packet.

Executive Financial Planning: You are eligible to receive a $10,000 per year stipend to cover financial and tax planning. This amount is paid to you in equal monthly installments.

Executive Life Insurance: You will be provided with life insurance in an amount equal to six times your base pay. This is in addition to the life insurance in an amount equal to two times your base pay that you may elect under our annual enrollment as part of our employee benefits program.

Relocation: Molson Coors will cover your relocation costs pursuant to MillerCoors’ Tier 1 relocation policy, with specific timing and terms to be mutually agreed.

Severance Pay Plan: You will be eligible to participate in the Molson Coors Severance Pay Plan, details of which will be shared with you shortly.

Should you accept this offer, you will be required, on or about your commencement date, to sign a non-compete and confidentiality agreement with Molson Coors. You will also be required to complete the Molson Coors Brewing Company Code of Business Ethics and Conduct Program and a Form I-9 verifying your identity and employment eligibility.

We hope for a mutually rewarding relationship. You should know, however, that your employment is “at will”. That means you may terminate your employment at any time, with or without cause or notice, and we reserve the same right. This “at will” relationship may not be modified except in writing signed by the CEO of Molson Coors Brewing Company. Finally, Molson Coors Brewing Company reserves the right to modify its policies and the accompanying terms of your employment as it deems appropriate.

We look forward to your joining Molson Coors Brewing Company.

Sincerely,

/s/ Mark Hunter_______________________________
Mark Hunter
Chief Executive Officer

cc: Michelle Nettles, Sam Walker and Dan Everett

Please acknowledge your acceptance of this letter by signing below and returning this letter along with the completed new hire forms (sent to your e-mail as file attachments).

Offer Accepted: /s/ Tracey Joubert_____________
Tracey Joubert

Date: 11-22-2016_________________